Exhibit 99.1

Broadwind Energy Announces Second-Quarter 2013 Results

Highlights:

•                  New tower orders surged to $52 million; Backlog of $143 million up 4% from prior- year second quarter; $70 million tower order received in July

•                  Gross profit margin (ex. restructuring) rose to 7.4%, double prior-year second quarter

•                  Adjusted EBITDA of $2.7 million up significantly from $1.1 million in 2012 due to strong Towers and Weldments segment results

•                  Sale of idle tower facility for $12 million closed on April 22, 2013

•                  Strengthened balance sheet as of June 30: Cash and equivalents totaled $17.6 million, operating line of credit undrawn; Debt balance of $3.1 million outstanding

Cicero, Ill., August 1, 2013— Broadwind Energy, Inc. (NASDAQ: BWEN) today reported sales of $51.4 million for the second quarter of 2013, a 9% decrease compared to $56.3 million in the second quarter of 2012. The decline reflected weaker activity in the Gearing and Services segments, partly offset by stronger revenue in the Towers and Weldments segment due in part to a 42% increase in industrial weldments revenue compared to the prior-year second quarter.

The Company reported a net loss from continuing operations of $.2 million or $.01 per share in the second quarter of 2013, compared to a loss of $4.2 million or $.30 per share during the second quarter of 2012. The improvement was due to stronger operating results in the Towers and Weldments segment as well as the gain on the sale of the Company’s idle tower facility during the current-year quarter. The Company reported non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments and restructuring costs) of $2.7 million during the second quarter of 2013, compared to $1.1 million during the second quarter of 2012.

Peter C. Duprey, president and chief executive officer, stated, “Our second-quarter results showed the strength of our Towers and Weldments segment in which we booked $52 million of new orders during the period, and announced another $70 million after quarter-end. We have sold out our 2013 capacity, and are now booking orders well into 2014. We expect 2014 production to reach or exceed our design capacity of 500 towers. During the second quarter, we demonstrated a dramatic improvement in productivity and tower through-put compared with last year when we were experiencing production issues associated with manufacturing multiple tower types at the same time. Process improvements that we initiated in 2012 and a generally better mix of towers resulted in strong EBITDA in the quarter.

“Gearing had a challenging quarter and continues to be impacted by weak demand from customers in the mining and natural gas sectors. In addition, Gearing revenues were affected by production issues relating to a greater number of gearboxes versus loose gearing in the mix and delays associated with the first article qualification process for a new customer. These production issues have caused us to review our front-end processes as part of our continuous improvement efforts. We believe we are getting to the root cause of these manufacturing issues and feel confident that the turnaround in Gearing will be significantly underway by the end of the year.

“The Services segment also had a difficult quarter. New turbine installations were at an all-time industry low and wind-farm operators have redeployed staff that ordinarily would be supporting new installations to perform non-routine maintenance activities. As a result of the lower order rate, we have adjusted this segment’s expense structure to be more in line with its current revenue outlook. We believe this situation will improve as we approach the end of the year and construction efforts accelerate.

“Finally we have strengthened our balance sheet by achieving some major milestones, including selling our idle Brandon, South Dakota tower facility for $12 million, paying down additional debt of $6 million and ending the quarter with $18 million of cash.”

Orders and Backlog

The Company booked $59 million in new orders during the second quarter of 2013. Additionally, a $35 million tower order from 2010 was removed from backlog due to a change in the customer’s U.S. wind requirements. As a result, net orders for the second quarter of 2013 were $25 million, a 17% decrease compared to the prior-year second quarter. Towers and Weldments orders, which vary considerably from quarter-to-quarter, totaled $18 million, net of the $35 million cancellation noted above. Second-quarter net Gearing orders totaled $5 million, a 70% decrease from the prior-year second quarter, reflecting continued weakness in orders from natural gas and other industrial customers as well as less demand for wind replacement gearing. Net orders for Services totaled $3 million compared to $5 million in the prior-year quarter, due to weaker demand for field services, as a number of customers have insourced work during a period of low turbine construction activity.

At June 30, 2013, backlog totaled $143 million, up from $137 million at June 30, 2012. Subsequent to quarter-end, the Company announced new tower orders of $87 million, $17 million of which were included in backlog as of June 30, 2013.

Segment Results

Towers and Weldments

Broadwind Energy fabricates specialty weldments for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Weldments segment sales totaled $37.5 million in the second quarter of 2013, compared to $37.0 million in the second quarter of 2012. Tower section volume in the second quarter of 2013 was down 12% compared to the prior year. The prior-year production consisted of a greater number of lighter, lower-value sections as compared to the current-year second quarter. Additionally, $4.4 million of completed tower sections remained in inventory at quarter-

end because a customer first article qualification process was not completed as planned. Revenue for these sections will be included in the third-quarter results. Consistent with the Company’s strategic focus on diversifying end markets, industrial weldments sales of $3.2 million increased 42% compared to the prior-year period, more than offsetting the tower shortfall noted above. Non-GAAP adjusted EBITDA for the second quarter was $5.3 million; nearly triple the prior-year second quarter adjusted EBITDA of $1.8 million. The dramatic improvement was the result of improved operating efficiencies and a less variable and more profitable mix of towers. During the second quarter of 2012, productivity suffered due to the production of multiple tower types in that quarter. Towers and Weldments segment operating income for the second quarter of 2013 was $4.1 million, up $3.5 million from the second quarter of 2012 due to the factors described above.

Gearing

Broadwind Energy engineers, builds and remanufactures precision gears and gearboxes for oil and gas, mining, steel and wind applications.

Gearing segment sales totaled $10.4 million in the second quarter of 2013, compared to $14.1 million in the second quarter of 2012. The 26% decrease was due primarily to lower demand from mining and natural gas customers as well as protracted manufacturing issues with a new line of gearboxes for an industrial customer. Gearing segment non-GAAP adjusted EBITDA for the second quarter of 2013 was a loss of $.1 million, decreasing from $1.3 million in the prior-year second quarter due in part to lower volumes and lower margins, partly offset by reductions in fixed costs and lower compensation, bad debt and other professional expenses. Gearing segment operating loss for the second quarter of 2013 increased to $3.9 million, from $1.6 million in the prior-year second quarter. The increased operating loss was partly attributable to $.7 million of higher restructuring charges and $.5 million of accelerated amortization as well as the factors described above.

Services

Broadwind Energy specializes in non-routine drivetrain and blade maintenance services. The Company also offers comprehensive installation support and field services to the wind industry.

Revenue from the Services segment was $4.1 million in the second quarter of 2013, compared with $5.7 million in the second quarter of 2012. The 29% decrease was due in large part to depressed field service activity as a result of very low wind turbine installations across the United States, reflecting the curtailment of development work in late 2012 in response to the uncertainty regarding the production tax credit as mentioned above. This has resulted in wind farm operators insourcing non-routine maintenance projects during this same period. Non-GAAP adjusted EBITDA loss for the second quarter of 2013 was $.6 million, compared with $.5 million in the prior-year second quarter. As a result of the 29% drop in sales, the Company reduced headcount during the quarter and reduced SGA costs compared to the prior-year second quarter. Services segment operating loss of $1.3 million in the second quarter of 2013, increased $.2 million, from a loss of $1.1 million in the second quarter of 2012, reflecting $.1 million of additional restructuring charges in the current-year second quarter as well as the factors described above.

Corporate and Other

Corporate and other expenses totaled $2.3 million in the second quarter of 2013, compared with $1.9 million in the second quarter of 2012. The increase in expense was primarily attributable to increased employee compensation partly offset by lower legal expense.

Cash and Liquidity

During the quarter, operating working capital decreased $14.0 million to $9.5 million or 5% of annualized second-quarter 2013 sales. The decrease from March 31, 2013 was due primarily to an increase in customer deposits of $13.4 million at June 30, 2013 related to the significant tower orders announced during the quarter.

Cash and equivalents surged to $17.6 million at June 30, 2013, an increase of $16.7 million from March 31, 2013 due primarily to the reduction in working capital noted above. Additionally, as previously announced, the Company completed the sale of its idle Brandon, South Dakota tower facility during the second quarter of 2013, realizing net proceeds of $11.8 million, of which $3.5 million was used to repay the underlying mortgage debt. At June 30, 2013, the Company’s $20 million line of credit was not drawn.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, oil and gas and mining applications to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services, and industrial weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of 800 employees is committed to helping customers maximize performance of their investments-quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements

This release includes various forward-looking statements related to future, not past, events.Statements in this release that are not historical are forward-looking statements. These statements are based on current expectations and we undertake no obligation to update these statements to reflect events or circumstances occurring after this release. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include, but are not limited to: expectations regarding our business, end-markets, relationships with customers and our ability to diversify our customer base; the impact of competition and economic volatility on many of the industries in which we compete; our ability to realize revenue from customer orders and backlog; the impact of regulation on our end-markets, including the wind energy industry in particular; the sufficiency of our liquidity and working-capital; our restructuring plans and the associated cost-savings; our ability to preserve and utilize our tax net operating loss carry-forwards; and other risks and uncertainties described in our filings with the Securities and Exchange Commission.

BWEN INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com

LHA — Jody Burfening/Carolyn Capaccio, 212.838.3777, ccapaccio@lhai.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,261	$516
Short-term investments	606	—
Restricted cash	331	330
Accounts receivable, net of allowance for doubtful accounts of $279 and $453 as of June 30, 2013 and December 31, 2012, respectively	22,877	20,039
Inventories, net	36,810	21,988
Prepaid expenses and other current assets	3,202	3,836
Assets held for sale	2,190	8,042
Total current assets	83,277	54,751
Property and equipment, net	72,972	79,889
Intangible assets, net	6,125	7,454
Other assets	686	816
TOTAL ASSETS	$163,060	$142,910

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$—	$955
Current maturities of long-term debt	356	352
Current portions of capital lease obligations	1,274	2,217
Accounts payable	28,644	16,377
Accrued liabilities	6,293	6,012
Customer deposits	21,586	4,063
Liabilities held for sale	—	3,860
Total current liabilities	58,153	33,836

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	2,767	2,956
Long-term capital lease obligations, net of current portions	436	641
Other	2,299	2,169
Total long-term liabilities	5,502	5,766

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,476,727 and 14,197,792 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	14	14
Additional paid-in capital	374,914	373,605
Accumulated deficit	(275,523)	(270,311)
Total stockholders’ equity	99,405	103,308
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$163,060	$142,910

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues	$51,363	$56,311	$97,027	$110,754
Cost of sales	47,573	54,236	90,616	106,058
Restructuring	1,206	416	1,661	805
Gross profit	2,584	1,659	4,750	3,891

OPERATING EXPENSES:
Selling, general and administrative	5,145	5,578	10,541	11,461
Intangible amortization	665	215	1,330	430
Restructuring	107	25	708	100
Total operating expenses	5,917	5,818	12,579	11,991
Operating loss	(3,333)	(4,159)	(7,829)	(8,100)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(227)	(238)	(618)	(500)
Other, net	180	247	515	610
Restructuring	3,241	(71)	2,966	(71)
Total other (expense) income, net	3,194	(62)	2,863	39

Net loss from continuing operations before provision for income taxes	(139)	(4,221)	(4,966)	(8,061)
(Benefit) provision for income taxes	14	10	36	30
LOSS FROM CONTINUING OPERATIONS	(153)	(4,231)	(5,002)	(8,091)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	(210)	—
NET LOSS	$(153)	$(4,231)	$(5,212)	$(8,091)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Loss from continuing operations	$(0.01)	$(0.30)	$(0.35)	$(0.58)
Loss from discontinued operations	—	—	(0.01)	—
Net loss	$(0.01)	$(0.30)	$(0.36)	$(0.58)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	14,422	13,991	14,345	13,985

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,212)	$(8,091)
Loss from discontinued operations	210	—
Loss from continuing operations	(5,002)	(8,091)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	8,033	7,860
Impairment charges	288	—
Stock-based compensation	972	1,289
Allowance for doubtful accounts	(174)	254
Common stock issued under defined contribution 401(k) plan	337	—
(Gain) loss on disposal of assets	(3,657)	92
Changes in operating assets and liabilities:
Accounts receivable	(2,664)	1,246
Inventories	(14,822)	(15,362)
Prepaid expenses and other current assets	535	1,526
Accounts payable	11,869	16,817
Accrued liabilities	385	(222)
Customer deposits	17,523	(8,607)
Other non-current assets and liabilities	153	832
Net cash provided by (used in) operating activities of continuing operations	13,776	(2,366)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of logistics business and related note receivable	—	175
Purchases of available for sale securities	(606)	—
Purchases of property and equipment	(2,729)	(2,165)
Proceeds from disposals of property and equipment	12,453	87
Decrease in restricted cash	—	646
Net cash provided by (used in) investing activities of continuing operations	9,118	(1,257)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lines of credit and notes payable	(80,209)	(1,954)
Proceeds from lines of credit and notes payable	75,208	—
Proceeds from sale-leaseback transactions	—	1,000
Principal payments on capital leases	(1,148)	(627)
Net cash used in financing activities of continuing operations	(6,149)	(1,581)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	16,745	(5,204)
CASH AND CASH EQUIVALENTS, beginning of the period	516	13,340
CASH AND CASH EQUIVALENTS, end of the period	$17,261	$8,136

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(IN THOUSANDS)

	Three Months Ended June 30		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
REVENUES:
Towers and Weldments	$37,507	$36,995	$67,536	$72,164
Gearing	10,445	14,063	21,164	30,096
Services	4,065	5,695	11,549	9,137
Corporate and Other	(654)	(422)	(3,222)	(643)
Total revenues	$51,363	$56,331	$97,027	$110,754

OPERATING (LOSS) PROFIT:
Towers and Weldments	$4,103	$561	$6,105	$1,566
Gearing	(3,882)	(1,632)	(6,743)	(2,753)
Services	(1,260)	(1,139)	(1,962)	(2,763)
Corporate and Other	(2,293)	(1,948)	(5,229)	(4,150)
Total operating loss	$(3,332)	$(4,158)	$(7,829)	$(8,100)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information with meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2013 and 2012. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating loss	$(3,333)	$(4,159)	$(7,829)	$(8,100)
Depreciation and amortization	3,842	3,739	7,648	7,395
Restructuring	1,313	441	2,369	905
Other income	180	247	515	610
Share-based compensation and other stock payments	702	788	1,325	1,638
Adjusted EBITDA	$2,704	$1,056	$4,028	$2,448

Towers and Weldments Segment

	Three Months Ended June 30		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Operating Profit	$4,103	$561	$6,105	$1,566
Depreciation	949	904	1,901	1,780
Share-based compensation and other stock payments	116	167	245	365
Other Income	115	171	273	358
Restructuring Expense	37	—	115	—
Total Adjusted EBITDA (Non-GAAP)	$5,320	$1,803	$8,639	$4,069

Gearing Segment

	Three Months Ended June 30		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating Loss	$(3,882)	$(1,632)	$(6,742)	$(2,753)
Depreciation	1,874	2,165	3,740	4,327
Amortization	665	215	1,330	430
Share-based compensation and other stock payments	131	141	211	298
Other Income (Expense)	—	—	(15)	13
Restructuring Expense	1,158	441	1,559	848
Total Adjusted EBITDA (Non-GAAP)	$(54)	$1,330	$83	$3,163

Services Segment

	Three Months Ended June 30		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating Loss	$(1,260)	$(1,139)	$(1,962)	$(2,763)
Depreciation	342	439	655	824
Share-based compensation and other stock payments	128	95	168	187
Other Income (Expense)	65	75	256	238
Restructuring Expense	114	—	233	47
Total Adjusted EBITDA (Non-GAAP)	$(611)	$(530)	$(650)	$(1,467)

Corporate and Other

	Three Months Ended June 30		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating Loss	$(2,293)	$(1,948)	$(5,229)	$(4,150)
Depreciation	12	16	23	34
Share-based compensation and other stock payments	326	385	701	788
Other Income (Expense)	—	—	—	—
Restructuring Expense	4	—	460	11
Total Adjusted EBITDA (Non-GAAP)	$(1,951)	$(1,547)	$(4,045)	$(3,317)